Exhibit 99.1

                                                   FOR IMMEDIATE RELEASE
                                                   Contact: Fell Herdeg
                                                   Telephone: 203-846-2274 x 119
                                                   Facsimile: 203-846-1776
                                                   Fell.Herdeg@soundprints.com

TRUDY ANNOUNCES THE SIGNING OF A PUBLISHING LICENSE WITH WGBH EDUCATIONAL FOUNDATION

         Norwalk, Connecticut, February 27, 2004--Trudy Corporation (OTCBB:TRDY) announced today the signing of a license between WGBH Educational Foundation, Boston, MA, and Trudy Corporation, to publish books and book-plus formats for distribution worldwide. The published product will be targeted to a preschool audience and contain early childhood developmental and educational content utilizing the material and characters from the television series PEEP and the Big Wide World, to be aired on TLC and the Discovery Kids channel beginning April 5, 2004 in North America. The new titles published by Trudy Corporation will be available in North America in the late autumn of 2004.

PEEP and the Big Wide World is an animated series designed to teach science to preschoolers narrated by Joan Cusack with a theme song performed by Taj Mahal. PEEP will be aired weekday mornings during the TLC and Discovery Kids channel Ready Set Learn! programming block. The series was produced by WGBH and 9 Story Entertainment in association with TVOntario and Discovery Kids and is distributed by Alliance Atlantis. Major funding for PEEP is provided by the National Science Foundation.

Ashley C. Andersen, Executive Vice President and Publisher of Trudy remarked, "I am incredibly pleased by the opportunity to bring PEEP products to the consumer market. The quality of the PEEP programming is exceptional and our exciting line of educational and entertaining products will compliment and build upon it well."

WGBH is the producer of award-winning children's television series such as Arthur, Between the Lions, and ZOOM, airing on PBS. WGBH's current series have received such awards as ten Emmys, the George Foster Peabody award, three Prix Juenuesse awards, and a dozen Parent's Choice awards.

Trudy Corporation was founded in 1947 as a privately owned designer of plush toys and became a public company in 1987. Trudy currently holds licenses from the Smithsonian Institution, the African Wildlife Foundation and the American Veterinary Medical Association, among others, for children's books, audio books and plush toys. It has active distribution into the toy and book trade, the warehouse clubs, mass market retailers as well as schools and libraries. Also in its distribution portfolio is a mail order catalog and e-commerce business to the education community and at-home consumers.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These forward-looking statements speak only to the date hereof; Trudy Corporation disclaims any intent or obligation to update these forward-looking statements.

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